Exhibit 99.1

FOR IMMEDIATE RELEASE

From: Jai P. Nagarkatti, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

SIGMA-ALDRICH AND SANGAMO BIOSCIENCES ANNOUNCE ALLIANCE TO DEVELOP

ZINC FINGER-BASED LABORATORY RESEARCH REAGENTS

Companies Combine Proprietary Technologies to Create High Value Research Products

St. Louis, Mo. and Richmond, Calif., July 10, 2007 – Sigma-Aldrich Corporation (NASDAQ:SIAL), a leading Life Science and High Technology company with 2006 revenues of $1.8 billion, and Sangamo BioSciences, Inc. (NASDAQ:SGMO), a world leader in the research and development of zinc finger DNA-binding proteins (ZFPs), announced today a significant alliance focused on the development of high value laboratory research reagents based upon Sangamo’s ZFP technology. The alliance combines Sigma’s global marketing capabilities and significant reputation as a provider of high quality products and kits for scientific research with Sangamo’s substantial expertise in the field of ZFPs.

ZFPs are the dominant class of naturally occurring proteins known as transcription factors and are found in the nucleus of every cell. They bind to DNA to regulate gene expression. Though there are many kinds of transcription factors, only ZFPs are amenable to engineering and precise targeting to a particular gene or genes of interest. By engineering ZFPs that can recognize a specific DNA sequence, Sangamo scientists have created ZFP nucleases or ZFNsTM that facilitate efficient and highly specific gene modification and ZFP transcription factors or ZFP TFs™ that specifically control gene expression and consequently, cell function. Scientists at Sigma-Aldrich and Sangamo will use ZFNs like precision “surgical instruments” to modify genes in cells and to develop and market ZFP products for broad use in numerous laboratory research reagent applications. Among the anticipated applications are cell lines with enhanced protein production performance, panels of knock-out cell lines for drug discovery, as well as novel stem cell and transgenic animal models.

“ZFPs are another great example of the leading-edge platform technologies we are adding to our expanding collection of “customer first” products and services,” said Jai Nagarkatti, President and CEO of Sigma-Aldrich. “This alliance bolsters our ongoing commitment to enable science globally through innovation. We believe that Sangamo’s ZFP technology could fundamentally alter the way in which research on living cells and organisms is conducted. By vastly improving the precision and efficiency with which genomes of living organisms can be modified and regulated, ZFPs provide significant potential for both research and development. Our alliance with Sangamo will enable us to create even more novel research products and services to accelerate the success of our customers while continuing to deliver exceptional value for our shareholders.”

“We are extremely pleased to partner with Sigma-Aldrich, a group globally recognized as a world leader in the development and sales of innovative laboratory research reagents” said Edward Lanphier, Sangamo’s president and chief executive officer. “Our business strategy is to work with partners to maximize the commercial potential of our technology platform across all fields of use. In addition, a long-term goal at Sangamo has been to increase the accessibility and appreciation of the power and broad applicability of ZFPs for a variety of DNA-based research applications. We believe that the combination of our novel ZFP platform with Sigma’s proven experience in development and marketing of research products will not only aid us in this goal but will create high value products from our core technology. Sigma is at the nexus of the most profound innovations occurring in cell and molecular biology, and this gives them incredible perspective with respect to the diverse applications to which this technology can be applied. We look forward to a very exciting and rewarding relationship.”

About ZFPs

Sequence-specific ZFP TFs that regulate genes of therapeutic interest have been developed and shown to be effective in several different animal models of disease. The most advanced ZFP Therapeutic programs are currently in Phase 2 human clinical trials. In addition, ZFNs have been developed for precision gene modification, including specific gene disruption and targeted gene insertion. Therapeutic applications include ZFNs for the treatment of HIV/AIDS and for glioblastoma. The technology is widely applicable and is being used in plant agriculture in crops of commercial importance to achieve the precise placement of a gene of interest into a targeted site in the plant genome and to modify a gene sequence or specifically knock-out a gene. These applications have potentially significant impact on the cost and timelines of generating crop products with new and improved traits. ZFPs are also being used to enhance the yields of pharmaceutical protein production and to improve the pharmacokinetic profiles of biologically active therapeutic proteins.

Terms of the License Agreement

The collaboration agreement anticipates the application and development of ZFP-based products for broad use in numerous laboratory research reagent markets. Under the license agreement entered into by Sigma-Aldrich and Sangamo, Sigma-Aldrich will make initial payments of $13.75 million to Sangamo, consisting of an upfront license payment and the purchase of one million (1,000,000) shares of Sangamo common stock at market price. Market price is determined by the average closing price of Sangamo stock over the past 30 trading days, or $7.75.

Sangamo will receive additional committed funding including fees and minimum annual payments and is eligible to receive payments of up to $22 million if certain development and commercial milestones are achieved. Sangamo will also receive royalties on any product sales or services developed using the ZFP technology.

Sigma also has the right to sublicense the technology for research applications. Sangamo will receive 50% of any sublicensing revenues in the first 2 years and 25% of any sublicensing revenues thereafter.

About Sigma-Aldrich

Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 36 countries and has 7,600 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at www.sigma-aldrich.com.

About Sangamo BioSciences, Inc.

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on HIV/AIDS, neuropathic pain, cancer, nerve regeneration, ischemic heart disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF™) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN™) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company’s web site at http://www.sangamo.com/.

This press release contains forward-looking statements based on Sigma-Aldrich’s and Sangamo’s current expectations. These forward-looking statements include, without limitation, references to potential revenue and other benefits to Sangamo under the License Agreement, the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, the ability of Sangamo and Sigma-Aldrich to develop commercially viable products and technological developments by our competitors. See the SEC filings, and in particular, the risk factors described in the Annual Report on Form 10-K and its most recent 10-Q of each of Sangamo and Sigma-Aldrich and the Current Report on Form 8-K filed by Sangamo in connection with this transaction. Neither Sigma-Aldrich nor Sangamo assumes any obligation to update the forward-looking information contained in this press release.